Exhibit 99.2

AngioScore, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations and Comprehensive Loss	3

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6-30

Independent Auditor’s Report

To the Board of Directors and Stockholders
of AngioScore, Inc.

We have audited the accompanying consolidated financial statements of AngioScore, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2013, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the three years ended December 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AngioScore, Inc and its subsidiary at December 31, 2012 and 2013, and the consolidated results of their operations and comprehensive loss and their cash flows for the three years then ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 27, 2014

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110

T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us

AngioScore, Inc.

Consolidated Balance Sheets

December 31, 2012 and 2013 and March 31, 2014

	December 31,		March 31,
(in thousands, except share and per share data)	2012	2013	2014
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,326	$5,758	$3,815
Accounts receivable, net of allowance	7,417	7,091	7,042
Inventories	10,499	12,921	13,434
Prepaid expenses and other current assets	310	367	271
Total current assets	23,552	26,137	24,562
Property and equipment, net	566	658	694
Other assets	—	30	30

Total assets	$24,118	$26,825	$25,286

Liabilities and redeemable and convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$1,323	$1,821	$2,000
Accrued liabilities	4,131	5,595	5,676
Note payable	469	1,694	2,865
Total current liabilities	5,923	9,110	10,541

Note payable, net of current	14,125	18,540	18,212
Other liabilities	1,041	3,270	3,739
Total liabilities	21,089	30,920	32,492

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, $0.001 par value - 32,029,636 shares authorized, 30,954,845 shares issued and outstanding at December 31, 2012 and 2013 and March 31, 2014 (unaudited) (Aggregate liquidation preference of $100,688 as of December 31, 2013 and March 31, 2014 (unaudited))	91,812	93,794	94,266
Convertible preferred stock, $0.001 par value 2,193,691 shares authorized, 2,067,434 shares issued and outstanding at December 31, 2012 and 2013 and March 31, 2014 (unaudited) (Aggregate liquidation preference of $3,133 as of December 31, 2013 and March 31, 2014 (unaudited))	2,607	2,607	2,607

Stockholders’ deficit
Common stock, $0.001 par value - 46,000,000 shares authorized, 5,783,051, 5,930,851 and 6,006,657 shares issued and outstanding at December 31, 2012 and 2013, and March 31, 2014 (unaudited), respectively	6	6	6
Additional paid-in capital	500	—	—
Accumulated deficit	(91,896)	(100,502)	(104,085)
Total stockholders’ deficit	(91,390)	(100,496)	(104,079)
Total liabilities and redeemable and convertible preferred stock and stockholders’ deficit	$24,118	$26,825	$25,286

The accompanying notes are an integral part of these consolidated financial statements.

AngioScore, Inc.

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2011, 2012 and 2013 and Three Months Ended March 31, 2013 and 2014

	Years Ended December 31,			Three Months Ended March 31,
(in thousands)	2011	2012	2013	2013	2014
				(unaudited)

Revenue	$41,360	$49,554	$54,663	$13,110	$13,870
Cost of goods sold	(13,638)	(16,346)	(17,288)	(4,117)	(4,144)
Gross profit	27,722	33,208	37,375	8,993	9,726
Operating expenses
Research and development	5,928	7,110	7,442	1,368	1,542
Selling and marketing	19,787	21,812	25,936	6,377	7,835
General and administrative	4,494	5,310	6,847	1,277	2,450
Total operating expenses	30,209	34,232	40,225	9,022	11,827
Loss from operations	(2,487)	(1,024)	(2,850)	(29)	(2,101)

Interest and other income, net	593	312	1	45	—
Interest expense	(2,496)	(2,791)	(2,397)	(504)	(618)
Other expense, net	(51)	24	(2,232)	(25)	(480)
Net loss	$(4,441)	$(3,479)	$(7,478)	$(513)	$(3,199)

Total comprehensive loss	$(4,441)	$(3,479)	$(7,478)	$(513)	$(3,199)

The accompanying notes are an integral part of these consolidated financial statements.

AngioScore, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2011, 2012 and 2013 and Three Months Ended March 31, 2014

	Redeemable
	Convertible		Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
(in thousands, except share and per share data)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2010	27,526,273	$76,199	2,067,434	$2,607	4,790,608	$5	$3,238	$(83,976)	$(80,733)
Redeemable preferred series B, D, E and F accretion	—	1,618	—	—	—	—	(1,618)	—	(1,618)
Exercise of stock options	—	—	—	—	129,336	—	74	—	74
Vesting of early exercise of stock options	—	—	—	—	—	—	37	—	37
Stock based compensation	—	—	—	—	—	—	476	—	476
Issuance of common stock for research and development	—	—	—	—	100,000	—	26	—	26
Issuance of series F redeemable preferred stock at $3.50 per share, net of issuance costs of $143	3,428,572	11,857	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(4,441)	(4,441)
Balances at December 31, 2011	30,954,845	89,674	2,067,434	2,607	5,019,944	5	2,233	(88,417)	(86,179)
Redeemable preferred series B, D, E and F accretion	—	2,138	—	—	—	—	(2,138)	—	(2,138)
Exercise of stock options	—	—	—	—	763,107	1	196	—	197
Vesting of early exercise of stock options	—	—	—	—	—	—	14	—	14
Stock based compensation	—	—	—	—	—	—	195	—	195
Net loss	—	—	—	—	—	—	—	(3,479)	(3,479)
Balances at December 31, 2012	30,954,845	91,812	2,067,434	2,607	5,783,051	6	500	(91,896)	(91,390)
Redeemable preferred series B, D, E and F accretion	—	1,982	—	—	—	—	(854)	(1,128)	(1,982)
Exercise of stock options	—	—	—	—	147,800	—	96	—	96
Vesting of early exercise of stock options	—	—	—	—	—	—	54	—	54
Stock based compensation	—	—	—	—	—	—	204	—	204
Net loss	—	—	—	—	—	—	—	(7,478)	(7,478)
Balances at December 31, 2013	30,954,845	93,794	2,067,434	2,607	5,930,851	6	—	(100,502)	(100,496)
Redeemable preferred series B, D, E and F accretion	—	472	—	—	—	—	(88)	(384)	(472)
Exercise of stock options (unaudited)	—	—	—	—	75,806	—	25	—	25
Vesting of early exercise of stock options (unaudited)	—	—	—	—	—	—	10	—	10
Stock based compensation (unaudited)	—	—	—	—	—	—	53	—	53
Net loss (unaudited)	—	—	—	—	—	—	—	(3,199)	(3,199)
Balances at March 31, 2014 (unaudited)	30,954,845	$94,266	2,067,434	$2,607	6,006,657	$6	$—	$(104,085)	$(104,079)

The accompanying notes are an integral part of these consolidated financial statements.

AngioScore, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2012 and 2013 and Three Months Ended March 31, 2013 and 2014

	Years Ended December 31,			Three Months Ended March 31,
(in thousands)	2011	2012	2013	2013	2014
				(unaudited)
Cash flows from operating activities
Net loss	$(4,441)	$(3,479)	$(7,478)	$(513)	$(3,199)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	434	351	257	64	81
Allowance for doubtful accounts	—	2	(19)	(2)	—
Excess and obsolete inventory written off	—	—	971	—	—
Amortization of discount and premium on debt	432	926	665	151	176
Stock-based compensation	476	195	204	42	53
Change in fair value of preferred stock warrants	(587)	(251)	2,269	(45)	472
(Gain) loss on disposal of fixed assets	—	(61)	4	—	4
Issuance of common stock for research and development	26	—	—	—	—
Changes in operating assets and liabilities
Accounts receivable	(1,348)	(1,688)	345	217	49
Inventory	(2,635)	1,763	(3,393)	(1,000)	(513)
Prepaid expenses and other assets	(118)	464	(86)	(49)	95
Accounts payable	(333)	(79)	497	373	180
Accrued liabilities	(338)	299	1,479	(68)	81
Net cash used in operating activities	(8,432)	(1,558)	(4,285)	(830)	(2,521)
Cash flows from investing activities
Purchase of property and equipment	(372)	(173)	(373)	(38)	(121)
Proceeds from the sale of property and equipment	—	136	19	—	—
Decrease in restricted cash	205	20	—	—	—
Net cash used in investing activities	(167)	(17)	(354)	(38)	(121)
Cash flows from financing activities
Proceeds from exercise of stock options	74	282	96	3	32
Proceeds from series F redeemable preferred stock financing, net of issuance costs	11,857	—	—	—	—
Proceeds from note payable, net of issuance costs	14,900	14,875	4,975	4,975	—
Proceeds from line of credit	—	—	—	—	1,000
Repayment of note payable	(15,000)	(15,000)	—	—	(333)
Repayment of line of credit	(3,000)	—	—	—	—
Net cash provided by financing activities	8,831	157	5,071	4,978	699
Net change in cash and cash equivalents	232	(1,418)	432	4,110	(1,943)
Cash and cash equivalents
Beginning of period	6,512	6,744	5,326	5,326	5,758
End of period	$6,744	$5,326	$5,758	$9,436	$3,815

Supplemental disclosure of cash activities
Cash paid for interest	$1,821	$1,346	$1,720	$377	$445
Supplemental disclosure of noncash activities
Vesting of early exercised stock options	37	14	54	23	10
Issuance of preferred stock warrants	—	626	—	—	—
Accretion of redeemable convertible preferred stock	1,618	2,138	1,982	509	472

The accompanying notes are an integral part of these consolidated financial statements.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

1.         Formation and Business of the Company

AngioScore, Inc. (the “Company”) was incorporated in the state of Delaware on March 5, 2003. The Company was founded to develop, make, and sell leading edge tools for endovascular therapy. From inception through the end of 2006, the Company’s activities primarily consisted of establishing its facilities, recruiting personnel, conducting research and development, developing business and financial plans, and raising capital. The Company exited the development stage in 2006. Since 2006, the Company’s activities have primarily consisted of generating revenue and conducting research and development.

On December 22, 2011, the Company elected to dissolve and liquidate its 100% wholly owned subsidiary, AngioScore Ireland Limited (AIL). The subsidiary no longer legally exists and its operations have been succeeded by the Company.

2.         Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the accompanying consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Since inception, the Company has incurred consolidated net losses and negative cash flows from operations. At December 31, 2013 the Company had an accumulated deficit of $100,502. Management believes that the Company’s current cash position as of December 31, 2013, in addition to access to available loans (Note 15), will be sufficient to meet the Company’s working capital and capital expenditure requirements through at least December 31, 2014. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, amongst other things, generating sufficient revenues and/or raising additional capital.

Management may need to explore additional financing alternatives, including private equity or debt financing, collaborative or other arrangements with corporate partners or other sources. There can be no assurance, however, that such financing will be successfully completed on terms acceptable to the Company, if at all. Failure to generate sufficient revenues, manage discretionary expenditures and/or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives.

Basis of Consolidation

The consolidated financial statements include the accounts of AngioScore, Inc. and AngioScore Ireland Limited for 2011. All intercompany accounts and transactions have been eliminated.

Unaudited Interim Financial Statements

The accompanying interim consolidated financial statements as of March 31, 2014, and for the three months ended March 31, 2013 and 2014, and the related interim information contained within the notes to the consolidated financial statements, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. In the opinion of the Company’s management, the accompanying unaudited interim consolidated financial statements contain all adjustments which

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

are necessary to present fairly the Company’s consolidated financial position as of March 31, 2014, and the results of its consolidated operations and cash flows for the three months ended March 31, 2013 and 2014. Such adjustments are of a normal and recurring nature. The results for the three months ended March 31, 2014 may not be indicative of the expected results for the year ending December 31, 2014, or for any future period.

Concentration of Credit Risk

The Company’s accounts receivable balance is derived from both domestic and international sales. The Company reviews its exposure to accounts receivable and generally requires no collateral for any of its accounts receivable. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the Company’s reviews of their current credit information. The Company monitors collections and payments from its customers and maintains its allowance for doubtful accounts based upon its historical experience and any specific customer collection issues that it has identified. As of December 31, 2012 and 2013 and March 31, 2014, the Company’s allowance for doubtful accounts totaled approximately $21, $1 and $1 (unaudited), respectively.

As of December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014, customers representing greater than 10% of accounts receivable were as follows:

	As of December 31,			As of March 31,
Customer	2011	2012	2013	2013	2014
				(unaudited)

Volcano Japan Company LTD	< 10%	31%	< 10%	< 10%	< 10%

For 2011, 2012 and 2013 and March 31, 2013 and 2014, customers representing greater than 10% of revenue were as follows:

	As of December 31,			As of March 31,
Customer	2011	2012	2013	2013	2014
				(unaudited)

Volcano Japan Company LTD	< 10%	10%	< 10%	< 10%	< 10%

For 2011, 2012 and 2013 and March 31, 2013 and 2014, countries representing greater than 10% of revenue were as follows:

	As of December 31,			As of March 31,
Country	2011	2012	2013	2013	2014
				(unaudited)

United States	90%	82%	88%	85%	90%
Japan	< 10%	10%	< 10%	< 10%	< 10%

Risks and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

from expectations include, but are not limited to, uncertainty of results of clinical trials and reaching milestones, uncertainty of regulatory approval of the Company’s potential drug candidates, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers.

The Company’s products require continued approval from the Food and Drug Administration (“FDA”) or other international regulatory agencies to continue commercial sales. There can be no assurance that the Company’s products will continue to receive the necessary approvals. If the Company was denied such approvals or such approvals were delayed, it may have a material adverse impact on the Company’s consolidated financial position and results of operations.

The Company purchases certain of its components from sole suppliers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could materially impact future operating results.

Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities at the date of purchase of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained at one financial institution in the United States and one financial institution in Ireland. The account in Ireland was disposed of after AIL was liquidated. Deposits in these financial institutions may, from time to time, exceed federally insured limits. The Company has not experienced any losses on its cash and cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is as follows:

Machinery and equipment	4 years
Computer equipment and software	3 years
Furniture and fixtures	7 years

Leasehold improvements are amortized over the lesser of their useful life or the remaining life of the lease. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred.

Inventories

Inventories are stated at lower of cost or market value and consist of raw materials, work-in-progress and finished goods. Cost is determined using standard costs, which approximates actual costs on a first-in, first-out basis. Market value is determined as the lower of replacement cost or net realizable value. Write-offs for potentially excess and obsolete inventory are made based on the Company’s analysis of inventory levels and future sales forecasts.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows. The Company has not identified any such impairment losses to date.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short-term maturities. Based upon the borrowing terms and conditions currently available to the Company for debt with similar terms and consideration of default and credit risk, the carrying value of the note payable approximates fair value. The carrying value of the Company’s redeemable convertible preferred stock warrant liability, included in other liabilities, represents the estimated fair value of such warrants.

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level I	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level II

Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level III	Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consist of Level I assets and Level III liabilities. Level I securities is comprised of a highly liquid money market fund. Level III liabilities that are measured at fair value on a recurring basis consist of the convertible preferred stock warrant liability for which the fair value is measured using an option pricing model. Inputs used to determine estimated fair market value include the estimated fair value of the underlying stock at the valuation measurement date, the remaining expected term of the instrument, risk-free interest rates, expected dividends and the expected volatility. The fair value of the note payable was determined using Level III inputs.

Revenue Recognition

The Company sells single-use endovascular products to end-users in the United States via direct sales or consignment, and to distributors in international markets. The Company recognizes revenues in accordance with Accounting Standards Codification (“ASC”) 605-10, Revenue Recognition, when persuasive evidence of an arrangement exists, title has transferred, the price is fixed or determinable and collectability is reasonably assured.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

For both product revenues generated in the United States through direct sales and for sales to distributors in international markets, the Company uses contracts and customer purchase orders to determine the existence of an arrangement. The Company uses shipping documents and third-party proof of delivery to verify delivery and shipment of the product. The Company assesses whether the price is fixed or determinable based on the terms of the agreement associated with the transaction.

For product revenues generated from consignment sales, the Company uses customer purchase orders with proof of product use to determine the existence of an arrangement. The Company uses the consignment agreement to determine the price associated with the transaction.

The Company’s standard payments terms for all sales are thirty days from the date of the sale. All payments are either in United States Dollars or Euros depending on the agreement with the customer.

In order to determine whether collection is reasonably assured for all sales types, the Company assesses a number of factors, including past transaction history with the customer and the credit worthiness of the customer. If the Company determines that collection is not reasonably assured, the Company defers the recognition of revenue until collection becomes reasonably assured, which is generally upon receipt of payment.

Shipping and handling costs billed to the customers are recorded in revenue and the costs associated with this revenue are recorded in cost of goods sold.

Foreign Currency

The Company and its subsidiary use the United States Dollar as its functional currency. Foreign currency monetary assets and liabilities are remeasured into United States Dollars at current exchange rates and nonmonetary assets are remeasured at historical rates. Revenues and expenses are remeasured at average exchange rates in effect during the period in which the related transactions take place. Gains or losses from foreign currency remeasurement are included in interest and other income, net and other expense, respectively. Foreign currency gains and losses were not material during 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014.

Note Payable Modification Accounting

The Company determines if a loan amendment is to be accounted for as an extinguishment or modification in accordance with applicable US GAAP. The Company has elected to use the gross method to determining whether there is a 10% change in the cash flows associated with the loans. The Company considers all cash and non-cash items as part of the calculation.

Research and Development Expenditures

Research and development costs, including new product development, regulatory compliance and clinical research are charged to operations as incurred.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their consolidated financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

Stock-Based Compensation

The Company accounts for stock-based compensation under the fair value provisions of ASC 718, Compensation- Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all employee share-based payments including stock options. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.

The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of ASC 505-50, Equity Based Payment to NonEmployees. Under ASC 505-50 the fair value of an equity instrument is calculated using the Black-Scholes option-pricing model each reporting period. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Preferred Stock Warrants

Freestanding warrants that are redeemable are accounted for in accordance with ASC 480, Distinguishing Liabilities from Equity. The freestanding warrants that are related to the Company’s redeemable convertible preferred stock and convertible preferred stock are classified as liabilities on the consolidated balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest and other income, net or other expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to equity.

Convertible Preferred Stock

The Company has classified the convertible preferred stock as temporary equity in the balance sheets due to certain events that are outside the Company’s control, including liquidation, sale or transfer of the Company, as holders of the convertible preferred stock can cause redemption of the shares.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations or cash flows upon adoption.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

3.                                     Balance Sheet Components

Inventories

Inventories consist of the following:

	December 31,		March 31,
	2012	2013	2014
			(unaudited)

Raw materials	$2,383	$2,800	$3,733
Work in progress	1,281	2,160	1,346
Finished goods	6,835	7,961	8,355
	$10,499	$12,921	$13,434

In 2013, the Company introduced an improved version of its coronary catheter product line in the United States. The transition took most of the year as the Company sold many of older version. As of December 31, 2013, the Company wrote off the remaining inventory of discontinued product to cost of goods sold in the amount of $630. There were no write-offs for the years ended 2011 and 2012 and the three months ended March 31, 2013 and 2014 (unaudited).

Property and Equipment

Property and equipment, net consists of the following:

	December 31,		March 31,
	2012	2013	2014
			(unaudited)

Machinery and equipment	$1,886	$1,922	$1,936
Computer equipment and software	768	721	802
Furniture and fixtures	465	465	465
Leasehold improvements	399	527	527
Construction in progress	7	88	110
	3,525	3,723	3,840

Less: Accumulated depreciation and amortization	(2,959)	(3,065)	(3,146)
	$566	$658	$694

Depreciation and amortization expense for the years ended December 31, 2011, 2012 and 2013 was $434, $351 and $257, respectively. Depreciation and amortization expense for the three months ended March 31, 2013 and 2014 was $64 and $81, respectively (unaudited).

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,		March 31,
	2012	2013	2014
			(unaudited)

Payroll and related expenses	$3,187	$3,894	$3,661
Preclinical and clinical expenses	46	128	92
Professional fees	254	472	729
Other accruals	484	920	1,015
Interest payable	111	147	145
Shares subject to repurchase	49	34	34
	$4,131	$5,595	$5,676

4.                            Fair Value of Financial Assets and Liabilities

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2012 and 2013 and March 31, 2014 (unaudited) by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

	Balance at
	December 31,
	2012	(Level 1)	(Level 2)	(Level 3)

Liabilities
Preferred stock warrant liability	$982	$—	$—	$982

	Balance at
	December 31,
	2013	(Level 1)	(Level 2)	(Level 3)

Liabilities
Preferred stock warrant liability	$3,251	$—	$—	$3,251

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

	Balance at
	March 31,
	2014	(Level 1)	(Level 2)	(Level 3)
	(unaudited)

Liabilities
Preferred stock warrant liability	$3,723	$—	$—	$3,723

The fair value measurement of the convertible preferred stock warrant liability is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s assumptions in measuring fair value.

The Company values its preferred stock warrant liability using the option pricing model, and key assumptions include the probabilities of settlement scenarios, enterprise value, time to liquidity, risk-free interest rates, discount for lack of marketability, and volatility. The expected terms for the warrants are based on when the warrants are expected to be converted into stock. The expected volatility assumption was determined by examining the historical volatility for industry peers, as the Company does not have trading history for its common stock. The risk-free rate assumption is based on U.S. Treasury investments whose term is consistent with the expect term of the warrants. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

The assumptions used in the revaluing of the preferred stock warrant liability for December 31, 2012 and 2013 and as of March 31, 2014 (unaudited) are as follows:

	December 31,		March 31,
	2012	2013	2014
			(unaudited)

Expected term (years)	2.0	2.0	1.8
Expected volatility	53%	52%	52%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.25%	0.38%	0.36%

The changes in the fair value of the preferred stock warrant liability is summarized below:

Fair value at December 31, 2010	$1,194
Change in fair value recorded in interest and other income, net	(587)
Fair value at December 31, 2011	607
Issuance of preferred stock warrants	626
Change in fair value recorded in interest and other income, net	(251)
Fair value at December 31, 2012	982
Change in fair value recorded in other expense, net	2,269
Fair value at December 31, 2013	3,251
Change in fair value recorded in other expense, net (unaudited)	472
Fair value at March 31, 2014 (unaudited)	$3,723

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

5.                                     Purchased Patent and Licensed Rights

On March 30, 2010, the Company entered into a development and license agreement with InnoRA GmbH (“InnoRA”). InnoRA and the Company will develop a unique coating technology for the Company’s balloon catheters, grant a worldwide license, and assign ownership of such technology to the Company. In consideration of the license, the Company paid InnoRA 20 Euros ($30 United States Dollar equivalent) upon execution of the agreement and 125 Euros ($170 United States Dollar equivalent) upon the start of an animal trial. The Company also issued 100,000 shares of common stock and 15,000 options to the founders of InnoRA upon the successful completion of the animal trial study in 2010 and another 100,000 shares of common stock to the founders of InnoRA upon the successful completion of the technology transfer obligation and design of First-in Human study outside the United States in 2011. The Company has agreed to pay InnoRA a 5% royalty on any net sales from products that are currently being developed using this technology. The expenses related to the contract were $171, $0 and $24 for the year ended December 31, 2011, 2012 and 2013, respectively. Expenses were $0 and $14 for the three month period ended March 31, 2013 and 2014, respectively (unaudited). The Company has recorded all costs associated with the contract as research and development expenses due to fact that future economic benefit is not certain as any future product requires an FDA approval and clinical trials.

6.                                     Commitments

Leases

In June 2010, the Company entered into a new lease for its operating location. The lease is non-cancellable and terminated in May 2013. In May 2013 the Company signed an amendment extending the lease until May 2016. The Company is required to maintain its current deposit and make monthly rent payment of $29. Rent expense for the years ended December 31, 2011, 2012 and 2013 was $338, $328 and $333, respectively. Rent expense for the three months ended March 31, 2013 and 2014 was $80 and $86 respectively (unaudited).

Future minimum lease payments under non-cancellable operating leases are as follows as of December 31, 2013:

Operating
Leases

Year Ending December 31,
2014	$344
2015	344
2016	143
Total minimum lease payments	$831

Contingencies

The Company is a party to certain contingent liabilities and various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of December 31, 2013 and March 31, 2014 (unaudited), there was not at least a reasonable possibility that a material loss, or a material loss in excess of a recorded accrual, with respect to such loss contingencies had occurred.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

In July, 2012, the Company filed suit in the U.S. District Court for the Northern District of California against TriReme Medical, Inc., Quattro Vascular, Pte Ltd., and Eitan Konstantino for infringement of Untied States Pat No. 7691,119 by reason of the manufacture and sale of a balloon angioplasty device sold under the name “Chocolate”. TriReme and Konstantino filed several counterclaims for unfair competition, interference with present and prospective business relationships, false advertising and defamation. Discovery proceeded and is close to completion with regard to the original complaint and counterclaims. In mid-2013, TriReme Medical and Quattro were acquired by a newly formed Singaporean corporation, QT Vascular, Ltd. The Company moved to add QT Vascular as a defendant and served QT Vascular and Quattro with an amended complaint. QT Vascular and Quattro answered that amended complaint in March 2014. The Company will pursue further discovery against QT Vascular and Quattro together with further discovery against TriReme and Konstantino. In May, 2014, the Company moved to amend its complaint against Konstantino for breach of fiduciary obligations as a Director of the Company prior to his resignation on February 5, 2010 and against Trireme, QT Vascular and Quattro for aiding and abetting that breach, and for unfair competition and conversion. The Company has vigorously pursued its claims against the Defendants and that it has substantial and meritorious defenses against the counterclaims by TriReme and Konstantino and has vigorously defended against them. The Company believes that a finding of liability on the counterclaims is remote and is not currently able to estimate the potential loss if liability were to be found.

Indemnification

The Company enters into standard indemnification arrangements in the ordinary course of business.  Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to its technology. The term of these indemnification agreements is generally perpetual anytime after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

No liability associated with such indemnifications has been recorded at December 31, 2012 and 2013 and March 31, 2014 (unaudited).

7.                                     Note Payable

In August 2011, the Company amended its loan arrangement entered into with Oxford Finance Corporation (“Oxford”) in 2010 to extend the repayment terms and to terminate the revolving line of credit The amended term loan (“Term A”) for $15,000 bears an interest rate of 8.22% with a $1,650 balloon payment at the termination and maturity of Term A. The Company incurred $50 loan fees associated with entering into the agreement. Under the terms of the amended agreement, the Company will make interest-only payments until July 2012, followed by payments of $250 plus interest monthly until July 2013. Subsequent repayment on the remaining principal

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

amount outstanding will be payable in 18 equal monthly installments of interest and principal. In connection with the above loans, the Company issued warrants to purchase the Company’s Series E redeemable convertible preferred stock as discussed in Note 8. The amended loan agreement was determined to be modification and all prior debt discounts were amortized over the life of the new loan.

In August 2011, the Company entered into an agreement for a line of credit with Silicon Valley Bank (“SVB”) which bears an interest rate of 0.75% plus prime. The maximum draw down amount is the lesser of $5,000 or 80% of the qualified accounts receivable balance as of the drawdown date. The line of credit terminates in August 2015. As of December 31, 2013, the Company did not draw down from its line of credit. As of March 31, 2014 (unaudited), the Company has an outstanding balance of $1,000 on its line of credit which accrues interest at 0.75% plus prime rate. The principle balance of the line of credit is due upon the termination of the agreement or immediately if any principle amount is above the maximum drawn down amount.

In July 2012, the Company amended its loan arrangement with Oxford. The amendment provided an option to borrow an additional term loan of $10,000 (“Term B”) upon the Company achieving $12,500 in trailing 3-month revenue. The amended agreement requires interest-only payments until July 2013 for Term A and Term B, followed by principal payments of $125 plus interest if only Term A is outstanding and $125 and $83 plus interest if both Term A and Term B are outstanding, respectively, until July 2015. The Company will make equal monthly installments of principal plus interest of $600 if only Term A is outstanding and $600 and $400 if both Term A and Term B are outstanding, respectively until March 2017 at which Term A and B are due and payable in full. A balloon payment of 11% of the total outstanding principal will be payable at the earlier of the maturity date and the termination of the loan agreement. The interest rate of the loan was modified to the greater of 8.85% or the one month U.S. LIBOR rate plus 8.61%. As part of the amended loan agreement, the Company issued warrants for an additional 321,428 shares of Series F Preferred Stock (Note 8). The modification of the debt agreement was determined to be an extinguishment which resulted in a loss of $1,859 for the period ended December 31, 2012 and was recorded as interest expense.

In March 2013, the Company modified its debt agreement with Oxford and exercised its option to borrow $5 million of the Term B loan. The new agreement decreased the amount of the Term B loan from $10 million to $5 million and added a new Term C loan of $5 million. The Term C loan can be drawn down upon achieving revenue total of $12.5 million in a three month period. The Company is required to make monthly interest only payments for the complete term loan (Term A, B, and C) until February 2014. At which point, providing the Company exercises its option to borrow Term C loan of $5 million, the Company is required to make equal monthly principal payments of $208 plus interest until August 2015 after which the remaining principal balance will be paid monthly at a rate of $1,063 plus interest. The modification did not change the covenants of the loan agreement or any other significant term.

The debt financing agreements contain certain covenants pertaining to reporting requirements as well as negative and affirmative covenants. If the Company does not meet the reporting requirements, the lender may call the notes payable due to an event of default. The Oxford Loan Agreement provides that an event of default will occur if (1) the Company defaults in the payment of any amount payable under the agreement when due, (2) ) the Company breaches any negative covenant or certain affirmative covenants in the agreement (subject to a grace period in some cases), (3) the investors abandon the financial support of the Company, (4) a governmental approval that is material to the Company’s business is revoked or not renewed in the ordinary

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

course of business or (5) the Company becomes insolvent. The repayment of the term loan is accelerated following the occurrence of an event of default or the occurrence of a material adverse change, as defined in the agreement, which would require the Company to immediately pay an amount equal to the sum of: (i) all outstanding principal plus accrued but unpaid interest, (ii) the prepayment fee, (iii) the final payment, plus (iv) all other sums, that shall have become due and payable but have not been paid, including interest at the default rate with respect to any past due amounts. As of December 31, 2013 and March 31, 2014, the Company is in compliance with all covenants.

Borrowings made under this loan are collateralized by all assets of the Company except for its internally developed technology.

Future minimum loan payments are as follows as of December 31, 2013:

Year Ending December 31,
2014	$3,538
2015	6,895
2016	10,915
2017	4,788
26,136

Less: Interest payments	(3,936)
Less: Debt discount	(400)
Less: Unamortized balloon payment	(1,566)
20,234

Less: Notes payable, current	(1,694)
Notes payable, net of current	$18,540

8.                                     Preferred Stock Warrants

In conjunction with the Oxford debt agreement, entered into in August 2009, the Company issued warrants to purchase up to 275,229 shares of Series E redeemable convertible preferred stock at $3.27 per share. The warrants are exercisable immediately after issuance and expire in August 2019. The Company estimated the fair value of the warrants using the latest round of Series E issuance price. The fair value of the warrants of $402 was estimated using the following assumptions: dividend yield of 0%, expected volatility of 56%, risk-free interest rate of 3.53%, and contractual term of ten years. This estimated value, which represents debt discount costs and a liability, is being amortized as interest expense over the term of the loan period using the effective interest method. The liability is marked to market as required. As of December 31, 2013, the warrants have not been exercised and remain outstanding, and the fair value was determined to be $596. As of March 31, 2014, the fair value was determined to be $711 (unaudited).

In conjunction with the Oxford debt agreement, entered into in June 2010, the Company issued warrants to purchase up to 428,135 shares of Series E redeemable convertible preferred stock at $3.27 per share. The warrants are exercisable immediately after issuance and expire in June 2020. The Company estimated the fair value of the warrants using the latest round of Series E financing.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

The fair value of the warrants of $791 was estimated using the following assumptions: dividend yield of 0%, expected volatility of 60%, risk free interest rate of 3.00%, and contractual term of ten years. This estimated value, which represents debt discount costs and a liability, is being amortized as interest expense over the term of the loan period using the effective interest method. The liability is marked to market as required. As of December 31, 2013, the warrants have not been exercised and remain outstanding, and the fair value was determined to be $929. As of March 31, 2014, the fair value was determined to be $1,107 (unaudited).

In conjunction with the Oxford debt agreement, entered into in July 2012, the Company issued warrants to purchase up to 321,428 shares of Series F redeemable convertible preferred stock at $3.50 per share. The warrants are exercisable immediately after issuance and expire in July 2022. The Company estimated the fair value of the warrants using the latest round of Series F financing. The fair value of the warrants of $626 was estimated using the option pricing model using the following assumptions: dividend yield of 0%, expected volatility of 63%, risk free interest rate of 0.27%, and the expected exercise term of 2.5 years. This estimated value, which represents debt discount costs and a liability, is being amortized as interest expense over the term of the loan period using the effective interest method. The liability is marked to market as required. As of December 31, 2013, the warrants have not been exercised and remain outstanding, and the fair value was determined to be $1,726. As of March 31, 2014, the fair value was determined to be $1,905 (unaudited).

9.                                     Preferred Stock

As of December 31, 2013 and March 31, 2014, the Company has authorized 34,223,327 shares of preferred stock, designated in series, with the rights and preferences of each designated, set forth in the Company’s amended and restated certificate of incorporation.

A summary of redeemable and convertible preferred stock (“preferred stock”) at December 31, 2012 and 2013 and March 31, 2014 consists of the following:

Redeemable convertible preferred stock as of December 31, 2012 and 2013 and March 31, 2014 (unaudited):

		Shares	Per Share	Aggregate	Proceeds Net
	Shares	Issued and	Liquidation	Liquidation	of Issuance
Series	Authorized	Outstanding	Preference	Preference	Costs

B	6,751,590	6,751,590	$2.24	$15,124	$14,982
D	11,173,399	11,173,399	2.70	30,168	30,035
E	10,304,647	9,601,284	3.27	31,396	30,280
F	3,800,000	3,428,572	7.00	24,000	11,857
	32,029,636	30,954,845		$100,688	$87,154

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

Convertible preferred stock as of as of December 31, 2012 and 2013 and March 31, 2014 (unaudited):

		Shares	Per Share	Aggregate	Proceeds Net
	Shares	Issued and	Liquidation	Liquidation	of Issuance
Series	Authorized	Outstanding	Preference	Preference	Costs
A-1	1,632,434	1,632,434	$1.00	$1,632	$1,619
C	561,257	435,000	3.45	1,501	988
	2,193,691	2,067,434		$3,133	$2,607

The rights, preferences and privileges of the preferred stock are as follows:

Voting

The holders of preferred stock are entitled to vote on all matters which common stockholders are entitled to vote. Except as expressly provided by the Company’s certificate of incorporation or by law, holders of preferred stock and common stock vote together as a single class, not as separate classes. Each holder of preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible.

As long as at least 1,000,000 shares of all preferred stock are outstanding, the Company must obtain approval from at least 51% of the holders of the then outstanding shares of preferred stock, voting together as a single class on an as-converted basis in order to create a new class or series of shares having any rights, preferences or privileges superior to or on parity with any outstanding shares of preferred stock, declare or pay any dividend or other distribution, merge, consolidate with or implement a reorganization that would result in the transfer of 50% of the voting power of the Company, sell all or substantially all of the Company’s assets, voluntarily dissolve or liquidate the Company, change the authorized number of directors, effect a redemption of the Company’s preferred or common stock, or incur debt greater than $2,000.

As long as at least 1,000,000 shares of Series E preferred stock and/or 500,000 shares of Series F preferred stock are outstanding, the Company must obtain approval from at least 55% of the then outstanding shares of Series E and F preferred stock, voting together as a single class on an as-converted basis, in order to merge, consolidate with or implement a reorganization that would result in the transfer of 50% of the voting power of the Company, sell all or substantially all of the Company’s assets, voluntarily dissolve or liquidate the Company, or issue in excess of 3,428,572 shares of Series F preferred stock.

The Series B, D, E and F preferred stock also each has a limited set of protective provisions, with a vote of a majority of the applicable series generally required in order to alter or change the rights, preferences and privileges of such series, to change the authorized number of shares of such series, declare or pay any dividends or other distributions, or to repurchase any shares of preferred or common stock.

The holders of Series B, E and F preferred stock are each entitled to elect one member of the Company’s Board of Directors. The holders of Series D preferred stock are each entitled to elect two members of the Company’s Board of Directors.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

Dividends

The holders of shares of Series A-1, B, C, D, E and F preferred stock are entitled to receive dividends at the rate of 8% per annum based on their respective issues prices. Such dividends are payable when and if declared by the Board of Directors, and are noncumulative. The holders of Series E and F preferred stock are entitled to receive dividends prior and in preference to any payment of any dividend on Series A-1, B, C and D preferred stock and common stock on a pari passu basis. The holders of Series D preferred stock should be entitled to receive dividends prior and in preference to any payment of any dividend on Series B, A-1 and C preferred stock and common stock. The holders of Series B preferred stock are entitled to receive dividends prior and in preference to any payment of any dividends on Series A-1 and C preferred stock and common stock. The holders of Series A-1 preferred stock are entitled to receive dividends prior and in preference to any payment of any dividends on Series C preferred stock and common stock. The holders of Series C preferred stock are entitled to receive dividends prior and in preference to any payment of any dividends to the holders of common stock. After payment of dividends to the holders of the Series A-1, B, C, D, E and F preferred stock, any additional dividends shall be distributed among the holders of Series A-1, B, D, E, F preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all preferred stock into common stock).

Conversion

Each share of Series A-1, B, C, D, E and F preferred stock is convertible into common stock, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilution. The initial conversion price of Series A-1, B, C, D, E and F preferred stock is $1.00, $2.16742, $3.45, $2.70, $3.27 and $3.50 per share, respectively. Each share of Series A-1, B, C, D, E and F preferred stock automatically converts into the number of shares of common stock at the conversion price at the time in effect upon the closing of a public offering of common stock at a per share price of not less than $10.50 per share with gross proceeds of at least $40,000, or the affirmative election of (i) a majority of the holders of the then outstanding shares of Series A-1, B, C, D, E and F preferred stock, voting together as a single class and (ii) at least 75% of the then-outstanding shares of Series E and F preferred stock, voting together as a single class. In addition, if the Company issues any additional common stock below the conversion price of Series B, D, E and F preferred stock, the conversion price for the Series B, D, E and F preferred stock shall be subject to adjustment. In May 2005, the outstanding shares of Series B preferred stock became convertible into an additional 226,098 shares of common stock as a result of such adjustment.

Redemption

At any time after April 19, 2018, each respective series of Series B, D, E, and F preferred stock may redeem their shares with a written request from the majority holders of the then outstanding shares of such series (2/3 majority in the case of the Series F). Shares will be redeemed for cash amount of $2.24, $2.70, $3.27 and $7.00 respectively. Because it is a date certain redemption, the Company is accreting to liquidation value on an effective interest rate basis to the date of redemption.

Accretion of preferred stock

The Company recorded the preferred stock at fair value on the dates of issuance, net of offering costs incurred. The Company classifies the preferred stock outside of stockholders’ deficit because the shares contain liquidation features that are not solely within the Company’s control.

The Series B, D, E and F shares were originally issued with a contingent redemption feature, which allowed the holders to redeem their shares at any time after April 19, 2018 upon a vote of each class of preferred stock, voting separately. Stock issuance costs are being accreted via a charge to

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

accumulated deficit over the period from the date of issuance to the date at which the convertible preferred stock becomes redeemable at the option of the holder. Accordingly, the Company has accreted a cumulative $4,659, $6,641 and $7,114 as of December 31, 2012 and 2013 and March 31, 2014 (unaudited), respectively.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a merger, acquisition, or sale of assets where the holders of the Company’s common stock and preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series E and F preferred stock will receive in preference to the holders of Series A-1, B, C and D preferred stock and common stock, one times the original issue price of $3.27 for Series E preferred stock and an amount per share equal to the twice the original issue price of $3.50 for Series F preferred stock, plus any declared but unpaid dividends. After payment of the liquidation preference to the holders of Series E and F preferred stock, the holders of Series D preferred stock will receive, in preference to the holders of Series A-1, B and C preferred stock and common stock an amount per share equal to the original issue price of $2.70 per share, plus any declared but unpaid dividends. After payment of the liquidation preference to the holders of Series D preferred stock, the holders of Series B preferred stock will receive, in preference to the holders of Series A-1 and C preferred stock and common stock, an amount per share equal to the original issue price of $2.24 per share, plus any declared but unpaid dividends. After payment of the liquidation preference to the holders of Series B preferred stock, the holders of Series A-1 preferred stock are entitled to receive, prior and in preference to the holders of Series C preferred stock and common stock, an amount per share equal to the original issue price of $1.00 per share plus any declared but unpaid dividends. After payment of the liquidation preference to the holders of Series A-1 preferred stock, the holders of Series C preferred stock are entitled to receive, prior and in preference to holders of common stock, an amount per share equal to the original issue price of $3.45 per share plus any declared but unpaid dividends. After payment of the liquidation preference to holders of Series A-1, B, C, D, E and F preferred stock, the remaining assets of the Company are available for distribution on a pro rata basis to the holders of Series B, D, E and F preferred stock and common stock, on an as if converted basis. To the extent that holders of Series B and D preferred stock have received an aggregate of $6.72 and $8.10 per share, respectively, plus any declared but unpaid dividends, any remaining assets will be distributed to the holders of Series E and F preferred stock and common stock shareholders on a pro rata basis.

10.                           Common Stock

The Certificate of Incorporation, as amended, authorizes the Company to issue 46,000,000 shares of common stock. Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the prior rights of the preferred stockholders. As of December 31, 2013 and March 14, 2014, no dividends have been declared. The holder of each share of common stock is entitled to one vote. The common stockholders voting as a class are entitled to elect one member to the Company’s Board of Directors. Additionally, the common stockholders and the Series A-1 preferred stockholders, voting together as a single class, are entitled to elect one member to the Company’s Board of Directors. Additionally, the common stockholders and the preferred stockholders, voting together as a single class, are entitled to elect two member of the Company’s Board of Directors.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

A portion of the shares issued and outstanding are subject to a right of repurchase at the original issuance price by the Company, which lapses over a four year period. At December 31, 2012 and 2013, the Company had 372,648 and 195,839 shares of common stock subject to repurchase, respectively.

At December 31, 2013 and March 31, 2014, the Company has reserved sufficient shares of common stock for issuance upon conversion of preferred stock and exercise of stock options. The Company has reserved common stock for future issuance as follows:

	December 31,	March 31,
	2013	2014
		(unaudited)

Conversion of preferred stock	33,248,377	33,248,377
Conversion of preferred stock warrants	1,024,791	1,024,791
Stock option plan	3,931,031	3,905,225
	38,204,199	38,178,393

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

11.                              Stock Option Plans

In March 2003, the Company adopted the 2003 Stock Option Plan (“Plan”). The Plan provides for the granting of stock options to employees, consultants and advisors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees, including officers and directors who are also employees. Nonqualified stock options (“NSO”) may be granted to Company employees, consultants and advisors.

Options under the Plan may be granted for periods of up to ten years (or five years if granted to a 10% stockholder) and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a greater than 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted generally vest over four years.

The 2003 Plan expired in March 2013. In April 2013, the Board of Directors approved the 2013 Equity Incentive Plan (“2013 Plan”), which provides for the issuance of incentive stock options, non- statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards. Under the 2013 Plan, a 10% stockholder will not be granted an incentive stock option unless the exercise price is at least 110% of the fair market value of the option. In no case shall an options be granted at an exercise price less than 100% of the fair market value of the option.

There are no other significant differences between the 2003 and 2013 Plans. As of December 31, 2013 and March 31, 2014 (unaudited), the maximum aggregate number of shares of common stock reserved by the Company under the 2013 Plan was 7,682,382.

The Plans allow for the early exercise of options. Under the terms of the Plans, option holders, upon early exercise, must sign a restricted stock purchase agreement that gives the Company the right to repurchase any unvested shares, at the original exercise price, in the event the optionee’s employment terminates for any reason. The right to exercise options before they are vested does not change existing vesting schedules in any way and the early-exercised options may not be sold or transferred before they are vested. The repurchase right lapses over time as the shares vest at the same rate as the original option vesting schedule. At December 31, 2012 and 2013, a total of 372,648 and 195,839 shares of common stock at an aggregate price of $107 and $54, respectively, were subject to repurchase. These options have therefore been included in the number of options exercised as of December 31, 2013, and the related balances have been classified as liabilities. As of March 31, 2014, a total of 185,189 shares of common stock at an aggregate price of $50 were subject to repurchase (unaudited).

Activity under the Plan is set forth below:

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

		Options Outstanding
			Weighted
	Shares		Average
	Available	Number of	Exercise
	for Grant	Options	Price

Balances at December 31, 2011	656,786	4,147,652	$0.67
Options exercised	—	(763,107)	0.37
Options granted	(667,000)	667,000	0.29
Options forfeited	343,528	(343,528)	0.60
Options expired	371,153	(371,153)	0.86
Balances at December 31, 2012	704,467	3,336,864	0.65
Options exercised	—	(147,800)	0.65
Options granted	(581,500)	581,500	0.34
Options forfeited	76,625	(76,625)	0.30
Options expired	65,214	(65,214)	0.14
Balances at December 31, 2013	264,806	3,628,725	0.61
Additional shares reserved (unaudited)	50,000	—
Options exercised (unaudited)	—	(75,806)	0.42
Options granted (unaudited)	(304,000)	304,000	0.54
Options forfeited (unaudited)	3,793	(3,793)	0.50
Options expired (unaudited)	3,958	(3,958)	0.14
Balances at March 31, 2014 (unaudited)	18,557	3,849,168	$0.61

The following table summarizes information with respect to stock options outstanding and currently exercisable at December 31, 2013 and March 31, 2014:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Life (in Years)
As of December 31, 2013
Options outstanding	3,628,725	$0.62	6.07
Options vested and expected to vest	3,352,604	$0.64	5.84
Options vested	2,613,590	$0.73	5.07

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Life (in Years)
As of March 31, 2014 (unaudited)
Options outstanding	3,849,168	$0.62	6.13
Options vested and expected to vest	3,533,726	$0.64	5.86
Options vested	2,700,937	$0.71	4.96

At December 31, 2012 and 2013, there were 45,000 and 37,500, respectively, stock options outstanding that were granted outside of the Plan in prior periods. In 2012 and 2013, 0 and 7,500 shares of stock options, respectively, expired.

Stock-Based Compensation

During the year ended December 31, 2011, 2012 and 2013, the Company granted stock options to employees to purchase 955,000, 667,000 and 538,500 shares of common stock, respectively, with a weighted-average grant date fair value of $0.24, $0.19 and $0.15 per share, respectively. During the three months ended March 31, 2013 and 2014 (unaudited), the Company granted stock options to employees to purchase a total of 196,000 and 304,000 shares of common stock, respectively, with a weighted-average grant date fair value of $0.15 and $1.57 per share, respectively (unaudited).

Stock-based compensation expense recognized during the years ended December 31, 2011, 2012 and 2013 includes compensation expense for stock-based awards granted to employees based on the grant date fair value estimated in accordance with the provisions of ASC 718 of $455, $189 and $148, respectively. Stock-based compensation expense recognized during the three months ended March 31, 2013 and 2014 (unaudited) was $41 and $49, respectively.

As of December 31, 2012 and 2013, there were total unrecognized compensation costs of $371 and $253, respectively, related to these stock options. These costs are expected to be recognized over a period of approximately 2.7 years. As of March 31, 2014, there was total unrecognized compensation costs of $669 related to stock options outstanding, which was expected to be recognized over a period of approximately 2.9 years (unaudited).

The Company estimated the fair value of stock options using the Black Scholes option-pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of the employee stock options was estimated based on the expected term related to the remaining life of the option and using the following weighted-average assumptions:

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

	December 31,			March 31,
	2011	2012	2013	2013	2014
				(unaudited)

Weighted-average expected term	5.2	5.0	5.0	5.0	5.0
Expected volatility	67%	59%	53%	53%	51%
Risk-free interest rate	1.05-2.23%	0.62-0.92%	0.68-1.38%	0.78-0.88%	1.45%
Dividend yield	0%	0%	0%	0%	0%

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the expected term for industry peers, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. The risk-free rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

In addition, ASC 718 requires forfeitures to be estimated at the time of the grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those of estimates. Forfeitures were based on the Company’s historical data.

Options Granted to Nonemployees

Stock-based compensation expense related to stock options granted to nonemployees is recognized on an accelerated basis as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of services received. The fair value of the stock options granted is calculated at each reporting date using the Black Scholes option-pricing model.

During 2011, the Company granted options to purchase 17,500 shares of common stock under the Plan at a weighted average exercise price of $0.26. During 2013, the Company granted options to purchase 43,000 shares of common stock under the Plan at a weighted average exercise price of $0.38.

Nonemployee options were revalued each reporting date using the Black Scholes option-pricing model using the following assumptions with the expected term based on the remaining contractual life:

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

	December 31,			March 31,
	2011	2012	2013	2013	2014
				(unaudited)

Expected volatility	58%	56%	53%	55%	51%
Risk-free interest rate	2.51%	1.82%	2.46%	1.76%	2.69%
Dividend yield	0%	0%	0%	0.00%	0.00%

Compensation expense related to these options during the years ended December 31, 2011, 2012 and 2013 was $21, $6 and $56, respectively. Compensation expense related to these options during the three months ended March 31, 2013 and 2014 was $1 and $5 respectively (unaudited).

Stock-Based Compensation

Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows:

	Years Ended December 31,			March 31,
	2011	2012	2013	2013	2014
				(unaudited)

Cost of goods sold	$32	$41	$23	$8	$10
Research and development	78	42	86	9	12
Sales and marketing	142	72	63	16	20
General and administrative	224	40	32	9	12
	$476	$195	$204	$42	$54

12.                     Income Taxes

The tax assets associated with temporary differences that give rise to significant components of the net deferred tax assets are as follows:

	December 31,
	2012	2013

Net operating loss carryforwards	$31,518	$32,745
Research and development credits	1,761	2,073
Capitalized start-up costs	3	2
Accruals and reserves	2,107	2,474
Other	81	132
	35,470	37,426
Less: Valuation allowance	(35,470)	(37,426)
	$—	$—

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded. The valuation allowance increased by $1,065 and $1,956, during 2012 and 2013, respectively.

The Company adopted ASC 740-10 (formerly known as FIN 48), Accounting for Income Taxes, guidance that addresses the recognition, measurement, and disclosure of uncertain tax positions. As a result of the implementation of ASC 740-10 uncertain tax positions, the Company did not recognize any adjustment to the liability for uncertain tax positions. As of the date of adoption, the Company recorded a $413 reduction to deferred tax assets, all of which was offset by a full valuation allowance and therefore did not record any adjustment to the beginning balance of retained earnings. Total unrecognized income tax benefits as of December 31, 2013 was $519. The Company does not anticipate the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. Management determined that no accrual for interest and penalties was required as of December 31, 2013.

As of December 31, 2013, the Company had approximately $83,856 of federal and $83,724 of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2023 and 2014, respectively. Some of these net operating loss carry forwards are subject to annual limitations under Internal Revenue Code Section 382.  Based upon the Company’s analysis, none of the net operating loss carryforwards or research and development credit carryforwards will expire unutilized as a result of the application of Section 382.

As of December 31, 2013, the Company had research and development credit carryforwards of approximately $1,570 and $1,416 available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal credit carryforwards expire beginning 2023 and California credits can be carried forward indefinitely.

The Company’s primary tax jurisdiction is the United States. All of the Company’s tax years are open to examination by the US federal and state tax authorities.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities through the world. These audits include questioning the timing and amount of deductions; the nexus of income among various tax jurisdictions; and compliance with federal, state, local, and foreign tax laws. The Company is not currently under audit by the Internal Revenue Service or other similar state, local, and foreign authorities. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

AngioScore, Inc.

Notes to Consolidated Financial Statements

December 31, 2011, 2012 and 2013 and March 31, 2013 and 2014

(in thousands, except share and per share data)

13.                              Related Party Transactions

In December 2006, the Company entered into a second distribution agreement with USCI Japan Ltd. (“USCI”) which terminated December 31, 2011. In 2012, the Company issued a final settlement payment of $229 to USCI in connection with the termination of this distribution agreement.

14.                              Deferred Contribution Plan

The Company sponsors a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering substantially all full-time U.S. employees. Participating employees may contribute up to 100% of their eligible compensation up to the annual Internal Revenue Service contribution limit. The 401(k) Plan was adopted in 2004. For the years ended December 31, 2013 and 2012, the Company did not match employee contributions.

15.                              Subsequent Events

In April 2014, the Company modified its debt agreement with Oxford. The new agreement allows the Company to borrow up to $10 million through June 30, 2014, an increase in borrowing capacity of $5 million over the prior March 2013 debt agreement. The Company is required to make monthly interest only payments for the complete term loan through March 31, 2016, unless the Company meets certain performance criteria, under which the Company would have the right to extend the interest only period through March 31, 2017. On the date the Company borrows the remaining funds, it will also be required to issue 171,429 warrants to purchase Series F convertible preferred shares at an exercise price of $3.50. The modification did not change the covenants of the loan agreement or any other significant terms.

In April 2014 and May 2014, the Company drew down an additional $1,000 each month from its line of credit with Silicon Valley Bank. The outstanding balance accrues interest at 0.75% plus the prime rate.

On May 27, 2014, the Company entered into a merger agreement to sell to Spectranetics Corporation. The merger transaction is scheduled to close on June 30, 2014. Consideration at closing will be $230 million, before the escrow. Potential future milestone payments include: (1) up to $25 million for future regulatory approvals and (2) up to $50 million for future revenue.

The Company has performed an evaluation of subsequent events through May 27, 2014, which is the date these financial statements were issued.